EXHIBIT 99.1

June 2, 2022

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Approaching 90, the Power of Partnership Prevails

On May 12, we announced that our Board had approved a 4.75 percent dividend for the first quarter of 2022, with the $52.9 million cash dividend distributed to member institutions the following day. Our ability to provide a consistent and reasonable return on our members’ investment in our cooperative is one of the many ways in which we demonstrate our role as a reliable partner to our members. We also demonstrate this through the uninterrupted availability of our funding, available to members whenever they need liquidity. Since the start of 2022, we have seen this need rise, with advances increasing by more than $6 billion, or nearly 8.5 percent.

As we approach the 90th anniversary of the Federal Home Loan Bank System next month, we were reminded of the longstanding nature of this reliability in an editorial by Julieann Thurlow, president and CEO of Reading Cooperative Bank and Vice Chair of the American Bankers Association. The piece, As the Federal Home Loan Banks Turn 90, We Shouldn’t Mess with Success, which appeared in the American Banker on May 13, provides something that has been missing from recent media discussions of the System: the member perspective. As the leader of a member of the Federal Home Loan Bank of Boston, coupled with her leadership role in the ABA, Ms. Thurlow is well-positioned to recognize the value the Federal Home Loan Banks provide to our members and communities:

“For the last nine decades, [the Federal Home Loan Banks] have been an invaluable and often behind-the-scenes partner for banks and other regulated financial institutions invested in making communities better and ensuring access to credit for all Americans. As member-owned and capitalized institutions, they have quietly fulfilled an essential need — ensuring liquidity to lenders like my own bank, Reading Cooperative, no matter what economic conditions or crisis may have seized the larger economy.”

We are grateful to Ms. Thurlow for speaking in support of our System, and we hope that our members share the same view of their relationship with the FHLBNY as she does with her Home Loan Bank. As Ms. Thurlow stated in her piece, “safe, sound and reliable access to capital delivered through local lenders that know their communities has fostered a vibrant American economy. For 90 years, the Federal Home Loan Banks have helped make that possible.” At the FHLBNY, we know the power of our partnership with our members, and we constantly strive to deliver the value of membership to our entire cooperative.

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2022 FHLBNY Director Election Update

Our Board of Directors is essential to this partnership, representing and speaking for our members, guiding our decision-making and working with management on developing our strategy. This is why we ask our members to take an active role in the annual election process.

This year, the FHLBNY will once again partner with Survey & Ballot Systems (“SBS”) to administer our 2022 Director elections electronically. To help ensure emails from SBS arrive safely in your inbox – with the first email, regarding Member Director nominations and Independent Director applications, expected to be sent out on June 27, 2022 – please add the following email address as an approved sender: noreply@directvote.net. If you do not receive an email from SBS by June 28, 2022, please contact support@directvote.net. Please note that only members of the FHLBNY who were stockholders as of December 31, 2021 will be able to participate in this year’s elections.

Our Board is a key part of our cooperative, and I encourage all of our members to participate in the election process. If you have any questions about this process, please contact our general counsel, Paul Friend, at generalcounsel@fhlbny.com.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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